Exhibit 99.1

FOR IMMEDIATE RELEASE

October 29, 2015

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS FIRST QUARTER 2016 OPERATING RESULTS

Fairfield, New Jersey, October 29, 2015 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today reported net income for the quarter ended September 30, 2015 of $3.0 million, or $0.03 per basic and diluted share. The results represent an increase of $6.3 million compared to a net loss of $3.3 million, or $(0.04) per basic and diluted share, for the prior quarter ended June 30, 2015.

The net loss for the prior quarter ended June 30, 2015 reflected a $10.0 million charitable contribution made by the Company to the KearnyBank Foundation in conjunction with the closing of the Company’s second-step conversion and stock offering on May 18, 2015. After giving effect to the income tax benefit, the contribution reduced net income for the quarter ended June 30, 2015 by approximately $6.1 million or $0.07 per basic and diluted share.

The increase in net income between linked quarters reflected increases in net interest income and non-interest income that were partially offset by increases in the provision for loan losses and non-interest expense (exclusive of the charitable contribution discussed above). The pre-tax net income recorded during the quarter ended September 30, 2015 resulted in the recognition of income tax expense for the quarter. By comparison, the Company recorded a pre-tax net loss during the quarter ended June 30, 2015 that resulted in the recognition of an income tax benefit during that quarter.

At September 30, 2015, the Company had total assets of $4.30 billion, which included net loans receivable of $2.40 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.40 billion. As of that same date, deposits and borrowings totaled $2.46 billion and $628.4 million, respectively, while stockholders’ equity totaled $1.16 billion, or 27.05% of total assets. By comparison, at June 30, 2015, the Company had total assets of $4.24 billion, which included net loans receivable of $2.09 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.43 billion. As of that same date, deposits and borrowings totaled $2.47 billion and $571.5 million, respectively, while stockholders’ equity totaled $1.17 billion, or 27.55% of total assets.

The Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended September 30, 2015 compared to those for the quarter ended June 30, 2015. The comparative statement of condition information for June 30, 2015 and the statement of operations information for the quarter ended September 30, 2014 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended September 30, 2015 increased by $1.4 million to $22.4 million from $20.9 million for the quarter ended June 30, 2015. For those same comparative periods, the Company’s net interest margin increased by 16 basis points to 2.28% from 2.12%. The increase in net interest income reflected an increase in interest income that was partially offset by an increase in interest expense. The increase in interest income reflected an increase in the average yield on earning assets that was partially offset by a decrease in their average balance. The increase in interest expense reflected an increase in the average cost of interest-bearing liabilities that was partially offset by a decrease in their average balance.

The increase in interest income of $1.9 million between linked periods was largely attributable to increases in the average balances of loans and securities with a corresponding decrease in the average balance of comparatively lower yielding cash equivalents. The noted changes to the average balances largely reflected the deployment of the remaining excess liquidity that had accumulated during the prior quarter resulting from the completion of the Company’s second-step conversion and stock offering. During the quarter ended September 30, 2015, the average balance of loans increased by $201.4 million while the average balance of mortgage-backed and non-mortgage-backed securities increased by $103.0 million and $5.7 million, respectively. For the same period, the average balance of other interest-earning assets decreased by $338.2 million largely reflecting the noted reinvestment into loans and securities. The decrease in the average balance of other interest-earning assets also reflected the effects of the Company’s additional investment in bank-owned life insurance at end of the quarter ended June 30, 2015 which contributed significantly to the $78.1 million increase in the average balance of non-interest earning assets during the quarter ended September 30, 2015.

The increase in interest income attributable to the noted reallocation of interest-earning assets contributed to a 21 basis point increase in their average yield to 3.00% for the quarter ended September 30, 2015 from 2.79% for the quarter ended June 30, 2015. The increase in average yield on earning assets primarily reflected a 22 basis point increase in the average yield on other interest-earning assets primarily attributable to the noted re-deployment of the excess liquidity held by the Bank during the prior quarter. The net increase in the average yield on earning assets also reflected a four basis point increase in the average yield on non-mortgage-backed securities that was partially offset by declines in the average yields on loans and mortgage-backed securities of six basis points and 21 basis points, respectively. The decrease in the average yield on loans and mortgage-backed securities largely reflected the origination and purchase of assets whose average yields fell below those of the existing aggregate portfolios.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods. The $444,000 increase in interest expense between linked quarters reflected an increase in the average cost of interest-bearing liabilities that was partially offset by a decrease in their average balance.

The average cost of interest-bearing liabilities increased by 15 basis points to 0.99% for the quarter ended September 30, 2015 from 0.84% for the quarter ended June 30, 2015. The increase reflected an eight basis point increase in the average cost of interest-bearing deposits coupled with a 27 basis point increase in the average cost of borrowings. The increase in the average cost of interest-bearing deposits largely reflected a 13 basis point increase in the average cost of interest-bearing checking accounts attributable to the comparatively higher balance of lower costing deposits held during the subscription phase of the Company’s second-step conversion and stock offering during the prior quarter ended June 30, 2015. To a lesser extent, the increase in the cost of interest-bearing deposits also reflected increases in the cost of savings and club accounts and certificates of deposit of one basis point and three basis points, respectively.

The decrease in the average balance of interest-bearing liabilities between linked quarters reflected a decrease in the average balance of interest-bearing deposits that was partially offset by an increase in the average balance of borrowings. The average balance of interest-bearing deposits decreased by $333.9 million to $2.24 billion for the quarter ended September 30, 2015 from $2.57 billion for the quarter ended June 30, 2015. The decrease in the average balance of interest-bearing deposits included a decrease of $304.8 million in interest-bearing checking accounts that resulted from the comparatively higher balances of such funds held during the prior quarter relating to the Company’s second-step conversion and stock offering, as described above. The decline in the average balance of interest-bearing deposits also reflected decreases in the average balances of savings and club accounts and certificates of deposit of $5.2 million and $23.9 million, respectively. These decreases largely reflected the effects of deposit withdrawals by Bank customers during the prior quarter to purchase shares of the Company’s common stock in conjunction with the second-step conversion and stock offering.

The increase in the average balance of borrowings partly reflected a $24.4 million increase in the average balance of FHLB advances. That increase in the average balance reflected an additional short-term advance of $50.0 million drawn during the quarter ended September 30, 2015 whose cost had been effectively fixed over a five-year period based on a previously executed swap transaction whose terms became effective during the period. The increase in the average balance of borrowings also included a $3.4 million increase in the average balance of depositor sweep accounts included in other borrowings.

Provision for Loan Losses

The provision for loan losses increased by $884,000 to $2.6 million for the quarter ended September 30, 2015 compared to $1.8 million during the quarter ended June 30, 2015. The increase was partly attributable to a larger provision on non-impaired loans evaluated collectively for impairment due primarily to comparatively higher growth in such loans between periods. The net increase in provision expense attributable to non-impaired loans also reflected quarterly updates to historical loss factors arising from net charge off activity for the quarter ended September 30, 2015.

The net increase in provision expense attributable to non-impaired loans was partially offset by a decrease in specific losses recognized on nonperforming loans individually reviewed for impairment. This decrease in specific losses was partially offset by a decrease in recoveries of prior charge offs attributable to such loans between comparative periods.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of real estate owned (“REO”), increased by $839,000 to $2.5 million for the quarter ended September 30, 2015 from $1.7 million for the quarter ended June 30, 2015. The increase was largely attributable to greater income from bank-owned life insurance reflecting an increase in the average balance of the underlying cash surrender value of the associated policies which provides the basis for the income earned on such policies. The increase in the average balance of bank owned life insurance reflected the Company’s purchase of an additional $80.0 million in such policies during the prior quarter ended June 30, 2015.

The increase in non-interest income also included an increase in gains on sale of SBA loans reflecting an overall increase in related loan origination and sale activity. Other less noteworthy increases in non-interest income were reflected in deposit-related fees and service charges, including those reported in electronic banking fees and charges, as well as other miscellaneous income.

The increase in total non-interest income also reflected a reduction in net losses attributable to the sale and write downs of REO between comparative quarters. During the prior quarter ended June 30, 2015, the Company had recognized a $137,000 write down of one foreclosed property to reflect a decline in its fair value based on an updated property appraisal and listing agreement. No such write downs or sale losses were recognized during the quarter ended September 30, 2015.

Non-interest Expense

Non-interest expense decreased by $9.0 million to $18.4 million for the quarter ended September 30, 2015 from $27.4 million for the quarter ended June 30, 2015. The decrease was largely attributable to the Company’s $10.0 million charitable contribution to the KearnyBank Foundation that was made in conjunction with the closing of the Company’s second-step conversion and stock offering during the prior quarter ended June 30, 2015 for which no such expense was recognized during the quarter ended September 30, 2015.

The overall decrease in non-interest expense was partially offset by a net aggregate increase of $1.0 million across the remaining categories of non-interest expense. That increase was primarily attributable to the increase in salaries and employee benefits expenses which largely reflected the effects of annual increases in non-executive wages and salaries for fiscal 2016 coupled with the cost of staffing additions within the lending function. The increase in employee compensation-related expense also reflected an increase in employee incentive compensation expense based on actual corporate performance for the fiscal year ended June 30, 2015 compared to the performance targets established for that year. The increase in employee compensation-related expenses also reflected increases in employee pension plan expense as well as increases in ESOP and payroll tax expenses.

The increase in non-interest expense also reflected an increase in professional service expenses included in miscellaneous expense. Such increases reflected a portion of the costs of engaging a third-party consulting firm to thoroughly review and analyze the Company’s current operating practices, policies and procedures and the effectiveness with which its supporting infrastructure, including human resources and systems, are organized, deployed and utilized. Additionally, the increase in miscellaneous expense reflected an increase in insurance expense arising from expanded coverage across several corporate policies as well as an increase in workers compensation expense.

The noted increases in miscellaneous expense were partially offset by a decrease in losses arising from a limited number of fraudulent ATM cash withdrawals that had been initiated against our customer’s deposit accounts during the prior quarter ended June 30, 2015. Such fraudulent transactions resulted in the recognition of $197,000 in losses during that prior quarter. No additional losses were recognized relating to fraudulent ATM card skimming incidents during the quarter ended September 30, 2015.

The variances in other categories of non-interest expense, including premises occupancy expense, equipment and system expense, advertising and marketing expense, federal deposit insurance expense and director compensation expense generally represented normal operating fluctuation in those categories between comparative periods.

Provision for Income Taxes

For the quarter ended September 30, 2015, the Company’s pre-tax net income was approximately $3.8 million while its income tax expense totaled approximately $850,000, resulting in an effective income tax rate of approximately 22.2% for the quarter ended September 30, 2015.

By comparison, the $10.0 million charitable contribution made by the Company to the KearnyBank Foundation during the quarter ended June 30, 2015 resulted in the Company reporting a pre-tax loss of $6.7 million for the period. The Company recognized a $3.9 million income tax benefit related to that charitable contribution. Additionally, through the merger of Kearny MHC into the Company concurrent with the closing of the second-step conversion and stock offering, the Company recognized a federal income tax benefit of approximately $354,000 relating to a net operating loss carryforward previously accumulated by the mutual holding company for which no tax benefit had previously been taken.

Absent the effects of these items, the Company’s adjusted pre-tax net income was approximately $3.3 million for the quarter ended June 30, 2015 while its adjusted income tax expense totaled approximately $902,000 resulting in an adjusted effective income tax rate of approximately 27.3%.

The overall increase in income tax expense and the effective income tax rate, as adjusted, largely reflected the underlying differences in the taxable portion of pre-tax net income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $237.5 million to $102.6 million at September 30, 2015 from $340.1 million at June 30, 2015. The decrease in cash and cash equivalents reflected the deployment of the remaining portion of proceeds raised through the Company’s second-step conversion and stock offering that were not yet fully invested at June 30, 2015. As noted in greater detail below, such funds were primarily reinvested into the loan portfolio during the quarter ended September 30, 2015.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $312.4 million to $2.41 billion at September 30, 2015 from $2.10 billion at June 30, 2015. The overall increase in the loan portfolio during the quarter ended September 30, 2015 reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, totaling $284.7 million. The increase in commercial loans was augmented by an increase in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $28.0 million. For those same comparative periods, the outstanding balance of construction loans decreased $625,000 while consumer loans increased $288,000.

The increase in commercial loans partly reflected the purchase of $255.0 million in commercial mortgage loan participations that are secured by commercial real estate properties located in New York and New Jersey. The funding for these participations was provided, in part, by a portion of the capital proceeds received through the second-step conversion and stock offering. The noted increase in one-to-four family mortgage loans also reflected the purchase of $34.7 million in first mortgage loans secured by residential properties located in Massachusetts.

The Company continued its strategic focus on commercial lending during the first quarter of fiscal 2016. As noted above, the commercial loan portfolio increased by $284.7 million, or 20.2%, to $1.69 billion, or 70.1% of total loans, at September 30, 2015 from $1.41 billion, or 67.0% of total loans, at June 30, 2015. The growth in the portfolio during the first three months of fiscal 2016 reflected the effects of the Company’s expanding commercial loan origination and acquisition resources and its competitive term and pricing strategies for high quality loans.

As noted above, the residential loan portfolio increased by $28.0 million, or 4.1%, to $712.0 million, or 29.5% of total loans, at September 30, 2015 from $684.0 million, or 32.5% of total loans, at June 30, 2015. The growth in the portfolio during the first three months of fiscal 2016 reflected the Company’s intent to modestly increase the outstanding balance of the residential mortgage portfolio while allowing the segment to continue to decline as a percentage of total loans and earning assets. The Company intends to expand it residential lending infrastructure during fiscal 2016 to support strategies focused on increasing the origination volume of residential mortgage loans for sale into the secondary market.

At September 30, 2015, the balance of the Company’s nonperforming assets totaled $23.2 million, or 0.54% of total assets, and comprised nonperforming loans totaling $21.5 million, or 0.89% of total loans, plus three REO properties totaling $1.7 million. By comparison, at June 30, 2015, the balance of the Company’s nonperforming assets totaled $23.8 million, or 0.56% of total assets, and comprised nonperforming loans totaling $22.9 million, or 1.09% of total loans, plus two REO properties totaling $942,000.

Nonperforming loans generally include loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”. However, the balances of nonperforming loans at September 30, 2015 and June 30, 2015 were comprised entirely of nonaccrual loans with no loans reported as over 90 days past due and accruing.

The balance of loans at September 30, 2015 includes 63 residential mortgage loans with an aggregate carrying value totaling $18.7 million that were serviced by BAC Home Loan Servicing, a subsidiary of Bank of America (“BOA”). Such loans include 34 nonperforming with carrying values totaling $6.4 million as of that date. During the quarter ended September 30, 2015, the Bank and BOA mutually agreed to transfer the servicing of all remaining loans owned by the Bank, including the nonperforming loans, from BOA to the Bank during the quarter ending December 31, 2015.

The terms of the applicable servicing transfer agreement include provisions requiring the Bank to reimburse BOA for all “scheduled” principal and interest (“P&I”) payments advanced to the Bank by BOA where such payments had not been paid by the borrower. The agreement terms also require the Bank to reimburse BOA for all taxes and insurance (“T&I”) advances that have resulted in negative escrow balances as well as other corporate payments advanced by BOA to support the collections and foreclosure process on nonperforming loans where such payments have not been repaid by the borrower through the date of servicing transfer.

The Bank has generally reduced the carrying value of the applicable nonperforming loans by the amount of P&I payments advanced by BOA. Consequently, the Bank’s reimbursement of such advances to BOA is expected to result in an increase in the carrying value of nonperforming loans during the quarter ending December 31, 2015. Based on preliminary information provided by BOA, the Bank estimates that the transfer of servicing will increase the reportable balance of nonperforming loans by approximately $3.5 million. However, the amount of the increase may vary from this estimate based on the final reconciliation and reimbursement of advances to BOA at the time of transfer.

The impairment analysis regularly conducted by Company in conjunction with its periodic allowance for loan loss (“ALLL”) calculation consistently recognized the Bank’s ultimate obligation to reimburse BOA for all applicable advances on nonperforming loans. As such, the Bank does not expect the transfer of servicing, nor the expected increase in the balance of the related nonperforming loans, to result in significant charge offs or additions to the required level of the ALLL.

The Bank reports the payment and accrual status of the BOA loans based on the borrower’s actual payment status rather than the “cash payment” basis that would otherwise reflect the “scheduled” P&I payments advanced to the Bank by BOA on delinquent loans. As such, the Bank does not expect the transfer of servicing to result in significant changes to the number of past due or nonaccrual loans. However, the carrying value of such loans is expected to increase for the reasons noted earlier reported.

Other than the reimbursement of advances noted above, the Bank will pay no additional fees to BOA to complete the transfer of loan servicing discussed above. Consequently, the annual servicing fee of 0.25% per loan currently paid to BOA will be discontinued at no additional cost to the Bank once the servicing transfer is completed during the quarter ending December 31, 2015.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $30.9 million to $759.2 million at September 30, 2015 from $790.1 million at June 30, 2015. Such balances included securities available for sale and securities held to maturity of $329.3 million and $429.9 million, respectively, at September 30, 2015 and $346.6 million and $443.5 million, respectively, at June 30, 2015. The aggregate decrease in mortgage-backed securities reflected principal repayments, net of premium amortization and discount accretion, totaling approximately $33.5 million for the quarter ended September 30, 2015 that was partially offset by a $2.6 million increase in the fair value of the available for sale portion of the portfolio to an unrealized gain of $4.7 million at September 30, 2015 from an unrealized gain of $2.1 million at June 30, 2015.

The aggregate balance of non-mortgage-backed securities increased by $4.5 million to $645.1 million at September 30, 2015 from $640.5 million at June 30, 2015. Such balances included securities available for sale and securities held to maturity of $416.5 million and $228.6 million, respectively, at September 30, 2015 and $420.7 million and $219.9 million, respectively, at June 30, 2015. The aggregate increase in non-mortgage-backed securities reflected purchases totaling $9.1 million which were comprised entirely of municipal obligations. The effect of the security purchases was partially offset by principal repayments, net of premium amortization and discount accretion, totaling $522,000 as well as a $4.1 million decrease in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $6.3 million at September 30, 2015 from a net unrealized loss of $2.2 million at June 30, 2015.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $16.0 million to $395.2 million at September 30, 2015 from $379.2 million at June 30, 2015.

The increase in other assets included a $5.2 increase in miscellaneous assets representing funds disbursed in advance of the upcoming servicing transfer of residential mortgage loans from BOA to the Bank, as described above as well as a $2.2 million increase in FHLB stock resulting from an increase in short-term advances drawn during the quarter ended September 30, 2015. The increase in other assets also reflected a $4.5 million increase in deferred income taxes arising primarily from changes in the fair value of the Company’s available for sale securities and derivatives portfolios coupled with an increase in the allowance for loan losses. The increases and decreases in the remaining categories of other assets generally reflected normal operating fluctuations within their applicable balances.

Deposits

Total deposits decreased by $1.8 million to $2.46 billion at September 30, 2015 from $2.47 billion at June 30, 2015. The decrease in deposit balances reflected an $11.2 million decrease in interest-bearing deposits that was partially offset by a $9.4 million increase in non-interest-bearing checking accounts. The net decrease in interest-bearing deposits comprised decreases in interest-bearing checking accounts and savings and club accounts totaling $13.7 million and $9.0 million, respectively. The decrease in the balance of interest-bearing checking accounts during the quarter ended September 30, 2015 partly reflected the transfer of aggregate account balances totaling approximately $9.8 million associated with a single customer relationship to depositor “sweep accounts” during the period. The noted decreases in interest-bearing deposits were partially offset by an $11.6 million increase in the balance of certificates of deposit.

The balance of interest-bearing checking accounts at September 30, 2015 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances decreased by $1.9 million to $224.3 million or 9.1% of total deposits at September 30, 2015 from $226.2 million or 9.2% of total deposits at June 30, 2015. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for a period of no less than five years during which time total aggregate balances shall generally be maintained within a range of $200.0 million to $230.0 million.

The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits remained stable at $89.9 million, or 3.6% of total deposits, at September 30, 2015 and June 30, 2015.

Borrowings

The Company’s borrowings increased by $56.9 million to $628.4 million at September 30, 2015 from $571.5 million at June 30, 2015. As noted earlier, the increase partly reflected an additional short-term advance of $50.0 million drawn during the quarter ended September 30, 2015 whose cost had been effectively fixed over a five-year period based on a previously executed interest rate swap transaction whose terms became effective during the period. At September 30, 2015, the wholesale funding associated with all of the Company’s outstanding interest rate derivatives has been fully drawn with such swaps and caps expected to serve as effective cash flow hedges over their remaining terms to maturity.

The increase in borrowings also reflected a $6.9 million increase in outstanding overnight “sweep account” balances linked to customer demand deposits. As noted above, the increase in depositor “sweep account” balances partly reflected the addition of approximately $9.8 million in balances associated with a single customer relationship that were transferred from interest-bearing checking accounts during the quarter ended September 30, 2015.

Stockholders’ Equity and Capital Management

Stockholders’ equity decreased by $3.8 million to $1.16 billion at September 30, 2015 from $1.17 billion at June 30, 2015. The net decrease in stockholders’ equity reflected a $5.7 million decrease in accumulated other comprehensive loss due primarily to changes in the fair value of the Company’s available for sale securities portfolio and outstanding derivatives. This decrease was partially offset by net income of $3.0 million less $1.8 million in cash dividends paid to shareholders during the quarter ended September 30, 2015

At September 30, 2015, the Company’s total consolidated equity to assets ratio was 27.05% while the Bank’s total consolidated equity to assets ratio was 18.19%. The Company’s and Bank’s capital ratios at September 30, 2015 were well in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	September 30,	June 30,
	2015	2015
Selected Balance Sheet Data:
Cash and cash equivalents	$102,630	$340,136

Debt securities available for sale	416,470	420,660
Mortgage-backed securities available for sale	329,310	346,619

Securities available for sale	745,780	767,279

Debt securities held to maturity	228,597	219,862
Mortgage-backed securities held to maturity	429,912	443,479

Securities held to maturity	658,509	663,341

Loans receivable	2,417,512	2,102,864
Allowance for loan losses	(17,690)	(15,606)

Net loans receivable	2,399,822	2,087,258

Premises & equipment	39,256	39,180
Federal Home Loan Bank stock	29,717	27,468
Goodwill	108,591	108,591
Bank owned life insurance	171,842	170,452
Other assets	45,794	33,482

Total assets	$4,301,941	$4,237,187

Non-interest bearing deposits	$227,941	$218,533
Interest-bearing deposits	2,235,949	2,247,117

Deposits	2,463,890	2,465,650
Federal Home Loan Bank advances	586,376	536,405
Other borrowings	41,975	35,094

Borrowings	628,351	571,499

Other liabilities	46,090	32,663

Total liabilities	3,138,331	3,069,812
Stockholders’ equity	1,163,610	1,167,375

Total liabilities & stockholders’ equity	$4,301,941	$4,237,187

Consolidated Capital Ratios:
Equity to assets at period end	27.05%	27.55%
Tangible equity to tangible assets at period end (1)	25.15%	25.63%

Share Data:
Outstanding shares (in thousands)	93,528	93,528
Closing price as reported by NASDAQ	$11.47	$11.16
Equity per share	$12.44	$12.48
Tangible equity per share (1)	$11.27	$11.31

Asset Quality Ratios:
Non-performing loans to total loans	0.89%	1.09%
Non-performing assets to total assets	0.54%	0.56%
Allowance for loan losses to total loans	0.73%	0.74%
Allowance for loan losses to non-performing loans	82.25%	68.17%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Summary of Operations:
Interest income on:
Loans receivable	$22,032	$20,321	$18,405
Mortgage-backed securities	4,514	4,270	4,776
Non-mortgage-backed securities	2,430	2,352	2,220
Other interest-earning assets	439	617	297

Total interest income	29,415	27,560	25,698
Interest expense on:
Interest-bearing checking	1,009	1,110	943
Savings and clubs	215	215	205
Certificates of deposit	2,848	2,843	2,698

Total interest-bearing deposits	4,072	4,168	3,846

Federal Home Loan Bank advances	2,940	2,406	2,290
Other borrowings	47	41	37

Total borrowings	2,987	2,447	2,327

Total interest expense	7,059	6,615	6,173

Net interest income	22,356	20,945	19,525
Provision for loan losses	2,641	1,757	858

Net interest income after loan loss provision	19,715	19,188	18,667

Fees and service charges	673	658	699
Gain on sale of securities	0	0	0
Loss on sale and write down of real estate owned	0	(137)	(151)
Gain on sale of loans	72	20	0
Income from bank-owned life insurance	1,390	630	652
Electronic banking fees and charges	286	277	284
Miscellaneous	72	69	96

Total non-interest income	2,493	1,517	1,580

Salaries and employee benefits	10,625	9,761	10,076
Net occupancy expense of premises	1,909	1,871	1,642
Equipment and systems	1,978	1,957	1,930
Advertising and marketing	428	409	148
Federal deposit insurance premium	662	708	589
Directors’ compensation	182	184	196
Contribution to chartitable foundation	0	10,000	0
Miscellaneous	2,598	2,508	2,190

Total non-interest expense	18,382	27,398	16,771

Income (loss) before taxes	3,826	(6,693)	3,476
Provision for income taxes	850	(3,352)	553

Net income (loss)	$2,976	$(3,341)	$2,923

Per Share Data:
Net income per share - Basic and diluted (2)	$0.03	($0.04)	$0.03
Weighted average number of common shares outstanding (in thousands):
Basic (2)	89,590	89,269	92,452
Diluted (2)	89,619	89,292	92,999
Cash dividends per share (1) (2)	$0.02	$0.00	$0.00

(1)	Represents dividends declared per common share.
(2)	As a result of the second-step conversion and stock offering, all historical per share information has been revised to reflect the 1.3804-to-one exchange ratio.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Average Balances:
Loans receivable	$2,218,497	$2,017,081	$1,750,271
Mortgage-backed securities	775,808	672,802	729,957
Non-mortgage-backed securities	647,701	641,996	628,102
Other interest-earning assets	283,199	621,358	131,123

Total interest-earning assets	3,925,205	3,953,237	3,239,453
Non-interest-earning assets	352,338	274,253	269,320

Total assets	$4,277,543	$4,227,490	$3,508,773

Interest-bearing checking	$725,169	$1,029,965	$711,897
Savings and clubs	519,940	525,120	515,347
Certificates of deposit	991,546	1,015,485	1,026,092

Total interest-bearing deposits	2,236,655	2,570,570	2,253,336
Federal Home Loan Bank advances	571,811	547,448	483,817
Other borrowings	36,740	33,335	29,624

Total borrowings	608,551	580,783	513,441

Total interest-bearing liabilities	2,845,206	3,151,353	2,766,777
Non-interest-bearing liabilities	265,242	256,560	246,175

Total liabilities	3,110,448	3,407,913	3,012,952
Stockholders’ equity	1,167,095	819,577	495,821

Total liabilities and stockholders’ equity	$4,277,543	$4,227,490	$3,508,773

Average interest-earning assets to average interest-bearing liabilities	137.96%	125.45%	117.08%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Performance ratios:

Yield on average:
Loans receivable	3.97%	4.03%	4.21%
Mortgage-backed securities	2.33%	2.54%	2.62%
Non-mortgage-backed securities	1.50%	1.46%	1.41%
Other interest-earning assets	0.62%	0.40%	0.91%

Total interest-earning assets	3.00%	2.79%	3.17%

Cost of average:
Interest-bearing checking	0.56%	0.43%	0.53%
Savings and clubs	0.17%	0.16%	0.16%
Certificates of deposit	1.15%	1.12%	1.05%

Interest-bearing deposits	0.73%	0.65%	0.68%
Federal Home Loan Bank advances	2.06%	1.76%	1.89%
Other borrowings	0.51%	0.50%	0.50%

Total borrowings	1.96%	1.69%	1.81%

Total interest-bearing liabilities	0.99%	0.84%	0.89%

Net interest rate spread (1)	2.01%	1.95%	2.28%
Net interest margin (2)	2.28%	2.12%	2.41%

Non-interest income to average assets (annualized)	0.23%	0.14%	0.18%
Non-interest expense to average assets (annualized)	1.72%	2.59%	1.91%

Efficiency ratio	73.98%	121.98%	79.46%

Return on average assets (annualized)	0.28%	-0.32%	0.33%
Return on average equity (annualized)	1.02%	-1.63%	2.36%

(1)	Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.